Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 06, 2022, with respect to the combined carve — out financial statements of OceanPal Inc. Predecessors included in Amendment No.1 to the Registration Statement (Form F-1 No. 333-264167) and related Prospectus of OceanPal Inc. for the registration of up to 40,657,017 Units consisting of Common Stock or Pre-Funded Warrants to Purchase Common Stock and Class B Warrants to Purchase Common Stock.
/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
June 13, 2022